ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® T. ROWE PRICE CAPITAL APPRECIATION FUND

(formerly, AZL Davis New York Venture Fund)

5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

December 20, 2013

Dear Contract Owner:

We are sending you this information statement because you own a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York. As a contract owner, you are an indirect participant in the Fund listed above. There is no action required on your part.

We want to inform you of a change affecting the Fund; the Board of Trustees of the Allianz Variable Insurance Products Trust approved a new subadviser and a new name for the Fund.

Effective November 15, 2013, T. Rowe Price Associates, Inc. serves as subadviser to the Fund, replacing Davis Selected Advisers, L.P., and the Fund was renamed “AZL T. Rowe Price Capital Appreciation Fund.” The Board took this action on the recommendation of Allianz Investment Management LLC, the Fund’s investment manager. The investment manager’s recommendation was based on several factors, including:

•	The Fund’s past performance;

•	The performance of the T. Rowe Price portfolio management team in managing a fund that is similar to the Fund;

•	The depth and experience of the T. Rowe Price portfolio management team;

•	The reputation, philosophy, process, financial strength and resources of T. Rowe Price; and

•	The fact that the Fund’s shareholder fee structure will remain unchanged.

The Board took this action pursuant to an exemptive order received by the Trust and the manager from the U.S. Securities and Exchange Commission that permits the Board generally to approve a change in the Fund’s subadviser, upon recommendation of the manager, without shareholder approval.

Please take the time to review the enclosed information statement which describes these changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy. If you have any questions, please feel free to contact the Allianz Service Center at (800) 624-0197.

Sincerely,

                                                                                             /s/ Brian Muench

Brian Muench
President
Allianz Variable Insurance Products Trust

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® T. ROWE PRICE CAPITAL APPRECIATION FUND

(formerly, AZL Davis New York Venture Fund)

5701 Golden Hills Drive

Minneapolis, Minnesota 55416-1297

December 20, 2013

INFORMATION STATEMENT

INTRODUCTION

This information statement is being sent on behalf of the Board of Trustees (the “Board” or the “Trustees”) of Allianz Variable Insurance Products Trust (the “Trust”) by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (together, “Allianz”) to owners of certain variable annuity contracts or variable life insurance policies (“Contracts”) issued by Allianz.

At an in-person meeting held on September 11, 2013, the Board considered a recommendation by Allianz Investment Management LLC (the “Manager”), the investment manager to the AZL Davis New York Venture Fund (the “Fund”), to (a) approve a subadvisory agreement (the “T. Rowe Price Agreement”) between the Manager and T. Rowe Price Associates, Inc. (“T. Rowe Price”), pursuant to which T. Rowe Price would replace Davis Selected Advisers, L.P. (“Davis”) as subadviser to the Fund, and (b) change the name of the Fund to “AZL T. Rowe Price Capital Appreciation Fund.” At the September 11 meeting, the Board voted unanimously to approve the T. Rowe Price Agreement, which became effective as to the Fund on November 15, 2013. At the meeting, the Board reviewed materials furnished by the Manager pertaining to T. Rowe Price and the T. Rowe Price Agreement.

The Board approved the T. Rowe Price Agreement without shareholder approval pursuant to an exemptive order issued to the Trust and the Manager by the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2002 (the “Order”). The Order permits the Board, upon the recommendation of the Manager, to hire new subadvisers and to make certain other changes to existing subadvisory agreements, without obtaining shareholder approval.

Pursuant to the terms of the Order, this information statement is being provided to owners of Contracts who, by virtue of their ownership of the Contracts, beneficially owned shares of the Fund at the close of business on December 6, 2013. This information statement describes the circumstances surrounding the Board’s approval of the T. Rowe Price Agreement and provides you with an overview of the terms of the T. Rowe Price Agreement. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Allianz Variable Insurance Products Trust (the “Trust”)

The Trust is a Delaware statutory trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999, and is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust is comprised of 29 separate investment portfolios, including the Fund, each of which is, in effect, a separate mutual fund.

Shares of the Fund, which are subject to a 12b-1 distribution fee in the amount of 0.25% of average daily net assets, are available for certain Contracts that offer the Fund as an investment option. In addition, the Allianz Variable Insurance Products Fund of Fund Trust (the “FOF Trust”) may invest in shares of the Fund.

The Trust and the FOF Trust currently offer their shares only to one or more separate accounts of Allianz as funding vehicles for the Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus, which accompanies the prospectus for the Trust, describes the Contracts issued through the separate accounts.

Administrator and Principal Underwriter

Citi Fund Services Ohio, Inc. (“CFSO”), whose principal location is 3435 Stelzer Road, Columbus, Ohio 43219, serves as administrator, transfer agent and fund accountant to the Fund pursuant to an Amended Services Agreement dated January 1, 2011. Services provided by CFSO include providing office space, equipment, and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, and dividend disbursing services.

Allianz Life Financial Services, LLC (“ALFS”), whose principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund’s principal underwriter. ALFS is affiliated with the Manager.

ALFS receives 12b-1 fees directly from the Fund, plus a Trust-wide annual fee of $42,500, paid by the Manager from its profits and not by the Trust, for recordkeeping and reporting services. For the fiscal year ended December 31, 2012, the Fund paid ALFS $1,008,554 in 12b-1 fees.

Pursuant to separate agreements between the Fund and the Manager, the Manager provides a Chief Compliance Officer (“CCO”) and certain compliance oversight and filing services to the Trust. Under these agreements the Manager is entitled to an amount equal to the portion of the compensation and certain other expenses related to the individuals performing the CCO and compliance oversight services, as well as $75.00 per hour for time incurred in connection with the preparation and filing of certain documents with the Securities and Exchange Commission. The fees are paid to the Manager on a quarterly basis. For the fiscal year ended December 31, 2012, the Fund paid the Manager administrative and compliance service fees of $14,551.

Allianz Investment Management LLC (the “Manager”)

The Manager serves as the Trust’s investment manager pursuant to an investment management agreement originally approved by the Board on April 11, 2001 (the “Management Agreement”). Pursuant to an Amended and Restated Subadvisory Agreement dated July 1, 2008, between the Manager and Davis (the “Davis Agreement”), Davis served as the Fund’s subadviser until T. Rowe Price began serving as the Fund’s subadviser on November 15, 2013.

The Fund’s initial sole shareholder, Allianz Life Insurance Company of North America, approved the Management Agreement and a portfolio management agreement between the Manager and the Fund’s initial subadviser, Alliance Capital Management L.P., with respect to the Fund on November 5, 2001. Because the Fund’s initial sole shareholder approved the Management Agreement and the Fund’s initial subadvisory agreement, it has not been necessary for the Fund subsequently to seek shareholder approval of the subadvisory agreements.

The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Manager is a wholly owned subsidiary of Allianz Life Insurance Company of North America, and its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

The Manager is responsible for the overall management of the Trust and for retaining subadvisers to manage the assets of each fund of the Trust according to its investment objective and strategies. The Manager has engaged one or more subadvisers for each fund of the Trust to act as each fund’s investment subadviser and provide day-to-day portfolio management. As part of the Manager’s duties to recommend and supervise fund subadvisers, the Manager is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser’s contract with the Trust should be renewed, modified, or terminated. The Manager regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund pays the Manager a fee at the annual rate of 0.75% based on average daily net assets, computed daily and paid monthly, for the services provided and expenses assumed by the Manager pursuant to the Management Agreement. The Manager periodically may elect to voluntarily waive or limit all or a portion of its fee with respect to the Fund in order to increase the net income of the Fund available for distribution as dividends. In this regard, the Manager has entered into an agreement with the Fund to reduce, on a temporary basis, the management fee to 0.70%.

The Manager also has entered into a separate agreement (the “Expense Limitation Agreement”) with the Fund pursuant to which the Manager has agreed to waive or limit its fees and to assume other expenses to the extent necessary to limit the Fund’s total annual fund operating expenses, as a percentage of average daily net assets, to 1.20%, through at least April 30, 2015.

Section 15(a) of the 1940 Act generally requires that a majority of a fund’s outstanding voting securities approve any subadvisory agreement for the Fund. However, the Order permits the Board generally to approve a change in the Fund’s subadviser, or to make certain other changes to existing subadvisory agreements, upon the recommendation of the Manager, without shareholder approval. Pursuant to the Order, the Manager may change subadvisers or make certain other changes to existing subadvisory agreements without imposing the costs and delays of obtaining shareholder approval.

Investment Subadviser

Replacement of Davis with T. Rowe Price

At the meeting held on September 11, 2013, the Board considered a recommendation by the Manager to (a) approve a subadvisory agreement between the Manager and T. Rowe Price, whereby T. Rowe Price would replace Davis as subadviser to the Fund, and (b) change the name of the Fund to “AZL T. Rowe Price Capital Appreciation Fund.” At the September 11 meeting, the Board reviewed materials furnished by the Manager pertaining to T. Rowe Price and the T. Rowe Price Agreement and voted unanimously to approve the T. Rowe Price Agreement, with respect to the Fund, at an effective date to be selected by officers of the Trust. The T. Rowe Price Agreement became effective as to the Fund on November 15, 2013.

T. Rowe Price is located at 100 East Pratt Street, Baltimore, Maryland 21202. T. Rowe Price is a SEC-registered investment adviser that provides investment management services to individual and institutional investors, and sponsors and serves as adviser and subadviser to registered investment companies, institutional separate accounts, and common trust funds. As of December 31, 2012, T. Rowe Price managed approximately $577 billion for more than 10 million individual and institutional investor accounts.

The names and principal occupations of the directors and principal executive officers of T. Rowe Price at December 6, 2013, are set forth in the following table. The address of each such individual with respect to the individual’s position at T. Rowe Price is the address of T. Rowe Price provided above.

Name	Principal Occupation
James Kennedy	Director and President
Brian Rogers	Director, Chief Investment Officer and Vice President
Kenneth Moreland	Chief Financial Officer and Vice President
David Oestreicher	Secretary and Vice President
Timothy Dignan	Controller, Treasurer and Vice President
John Gilner	Chief Compliance Officer and Vice President
Edward Bernard	Director and Vice President
William Stromberg	Director and Vice President

David R. Giroux, CFA is the portfolio manager for the Fund. Mr. Giroux is president and chairman of the Investment Advisory Committee of the Capital Appreciation Strategy at T. Rowe Price. He is a member of the Asset Allocation Committee and a vice president of T. Rowe Price Group, Inc. Mr. Giroux has 14 years of investment experience, all of which have been with T. Rowe Price. He joined the firm in 1998 and, until 2006, had analytical responsibility for the firm's investments in the industrials and automotive sectors. Mr. Giroux earned a B.A., magna cum laude, in finance and political economy from Hillsdale College. He also has earned the Chartered Financial Analyst designation. Mr. Giroux was recognized on Institutional Investor's All-America Research Team in its November 2005 article, "The Best of the Buy Side."

No person who is an officer or trustee of the Trust is an officer, employee, or director of T. Rowe Price.

T. Rowe Price currently serves as investment adviser or subadviser for the following funds, which are registered with the SEC under the 1940 Act and have an investment objective and principal investment strategies substantially similar to the investment objective and principal investment strategies of the Fund:

Fund	Rate of Management Fee	Management Fee Waiver or Expense Reimbursement(2)	Net Assets at September 30, 2013*
T. Rowe Price Capital Appreciation Fund(1)	0.60%		$17.75 billion
Curian Variable Series Trust - Curian/T. Rowe Price Capital Appreciation Fund(2)
When assets do not exceed $500 million:
0.50%, first $250 million
0.40%, next $250 million
When assets exceed $500 million:
0.40%, first $1 billion
0.35%, above $1 billion
When assets exceed $2 billion:
0.40%, first $500 million
0.35%, above $500 million
When assets reach $3 billion:
0.35%, all assets
			$25.76 million
ING Investors Trust - ING T. Rowe Price Capital Appreciation Portfolio(2)
When assets do not exceed $500 million:
0.50%, first $250 million
0.40%, next $250 million
When assets exceed $500 million:
0.40%, first $1 billion
0.35%, above $1 billion
When assets exceed $2 billion:
0.40%, first $500 million
0.35%, above $500 million
When assets reach $3 billion:
0.35%, all assets
			$5.01 billion

John Hancock Funds II -Capital Appreciation Value Fund(2)
When assets do not exceed $500 million:
0.50%, first $250 million
0.40%, next $250 million
When assets exceed $500 million:
0.40%, first $1 billion
0.35%, above $1 billion
When assets exceed $2 billion:
0.40%, first $500 million
0.35%, above $500 million
When assets reach $3 billion:
0.35%, all assets(3)
$1.81 billion
John Hancock Variable Insurance Trust -Capital Appreciation Value Trust(2)
When assets do not exceed $500 million:
0.50%, first $250 million
0.40%, next $250 million
When assets exceed $500 million:
0.40%, first $1 billion
0.35%, above $1 billion
When assets exceed $2 billion:
0.40%, first $500 million
0.35%, above $500 million
When assets reach $3 billion:
0.35%, all assets(3)
$350.48 million
Penn Series Funds, Inc. -Flexibly Managed Fund(2)
When assets do not exceed $500 million:
0.50%, first $250 million
0.40%, next $250 million
When assets exceed $500 million:
0.40%, first $1 billion
0.35%, above $1 billion
When assets exceed $2 billion:
0.40%, first $500 million
0.35%, above $500 million
When assets reach $3 billion:
0.35%, all assets
$2.49 billion
*	Net asset figures for subadvised portfolios are based on internal T. Rowe Price market value records.

(1)	The fees indicated are advisory fees and not subadvisory fees for the Fund.

(2)
T. Rowe Price has voluntarily agreed to waive a portion of its subadvisory fees for certain registered investment companies where it serves as subadviser. The fee reduction is based on the number of subadvised portfolios managed and combined asset level of the subadvised portfolios, and ranges between 0% - 10% of the total subadvisory fees paid. A total of $1 billion in assets from at least two different mandates is required to qualify. In certain cases, assets are aggregated with the client’s other qualified portfolios for purposes of determining breakpoints.

(3)	Assets of the Portfolio are aggregated with assets of the Adviser's other similarly managed T. Rowe Price sub-advised portfolios for purposes of calculating fees.

INVESTMENT SUBADVISORY AGREEMENT

Information Concerning the T. Rowe Price Agreement

The T. Rowe Price Agreement is materially the same as the Davis Agreement and requires T. Rowe Price to perform essentially the same services as provided previously by Davis. Accordingly, the Fund will receive subadvisory services from T. Rowe Price that are substantially the same as those provided by Davis.

The T. Rowe Price Agreement provides that, subject to supervision by the Manager and the Board, T. Rowe Price shall have discretion to manage the investment of the Fund’s assets in accordance with the applicable limits and requirements set forth in (i) the Fund’s prospectus and statement of additional information, (ii) instructions and directions of the Manager and the Board communicated to T. Rowe Price in writing, (iii) the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, (iv) the procedures and standards established in accordance with the Management Agreement to the extent communicated to T. Rowe Price in writing, and (v) any of T. Rowe Price’s policies and procedures as communicated to the Fund or the Manager.

T. Rowe Price is responsible to vote, or abstain from voting, all proxies with respect to companies whose securities are held by the Fund in accordance with T. Rowe Price’s proxy voting guidelines and procedures.

T. Rowe Price selects the broker-dealers (including broker-dealers affiliated with the Manager or T. Rowe Price) through which the Fund will place investment orders in accordance with T. Rowe Price’s policies and procedures as in effect from time to time, and such orders conform to federal securities laws and are consistent with T. Rowe Price’s responsibility to seek best execution. In assessing the best execution available for any transaction, T. Rowe Price may, to the extent permitted by applicable law, consider the research and other services provided by, and the financial responsibility of, the broker-dealer.

When T. Rowe Price deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of its or its affiliates’ other clients, T. Rowe Price, as permitted by applicable law, may (but is not obligated to) aggregate the securities to be sold or purchased. In such event, T. Rowe Price will allocate such securities, as well as the expenses incurred in the transaction, in a manner T. Rowe Price considers to be, over time, equitable and consistent with its fiduciary obligations to the Fund and to its other clients and with T. Rowe Price’s policies and procedures in effect from time to time.

T. Rowe Price will maintain such books and records as are required under the 1940 Act and as are necessary for the Manager to meet its record keeping obligations and will provide the Board, the Manager and the Fund’s custodian and administrator with such periodic and special reports as may reasonably be requested by the Board or the Manager from time to time.

The T. Rowe Price Agreement permits T. Rowe Price to employ, delegate or associate itself with other persons to assist T. Rowe Price in performing its obligations under the T. Rowe Price Agreement, provided that any delegation is permitted by law and does not result in any such person serving as an “investment adviser” to a Fund within the meaning of the 1940 Act. T. Rowe Price remains liable to Manager for the performance of its obligations under the T. Rowe Price Agreement and for any acts or omissions of such other person.

The T. Rowe Price Agreement provides that T. Rowe Price is not liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, the Manager or any shareholder of the Fund for the services which T. Rowe Price may render or fail to render under the T. Rowe Price Agreement (or any other act or omission of T. Rowe Price), except that T. Rowe Price may be liable (i) by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the T. Rowe Price Agreement, or (ii) to the extent otherwise provided in the Securities Act of 1933, the 1940 Act or the Advisers Act.

The T. Rowe Price Agreement provides for an initial term of two years from the date of execution. Thereafter, the T. Rowe Price Agreement may be renewed for successive periods of 12 months each with respect to the Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

The T. Rowe Price Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to T. Rowe Price. The Manager may terminate the T. Rowe Price Agreement, without payment of any penalty, (i) upon 60 days' written notice to T. Rowe Price; (ii) upon any material breach, which has not been cured within 20 days of written notice of such material breach, by T. Rowe Price of any representations and warranties in the Agreement; or (iii) immediately if, in the reasonable judgment of the Manager, T. Rowe Price becomes unable to discharge its duties and obligations under the Agreement. T. Rowe Price may terminate the Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to the Manager; or (2) upon any material breach, which has not been cured within 20 days of written notice of such material breach, by the Manager of any representations and warranties in the Agreement. The T. Rowe Price Agreement also terminates automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

T. Rowe Price’s services under the T. Rowe Price Agreement are not exclusive. T. Rowe Price is permitted to provide the same or similar services to other clients.

The T. Rowe Price Agreement provides that for the services provided and the expenses assumed by T. Rowe Price, the Manager (out of its fees received from the Fund under the Management Agreement) will pay T. Rowe Price a fee based on average daily net assets, as follows:

Average Daily Net Assets*                                        Rate

First $250 million                                                      0.50%

Over $250 million                                                      0.40%

When Fund assets exceed $500 Million:

First $1.0 billion                                                        0.40%

Over $1.0 billion                                                        0.35%

When Fund assets exceed $2.0 billion:

First $500 million                                                      0.40%

Over $500 million                                                      0.35%

When Fund assets exceed over $3.0 billion:

All Assets                      **                                           0.35%

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets are $500 million, a rate of 50 bps would apply to $250 million, and a rate of 40 bps would apply to the remaining $250 million.

** A transitional credit is applied to the fee schedule as assets approach or fall below this breakpoint.

The Davis Agreement provided for subadvisory fees of 0.45% on the first $100 million in net assets, 0.40% on the next $400 million, and 0.35% thereafter.

Advisory and Subadvisory Fees

For the fiscal year ended December 31, 2012, the Manager earned $2,823,954 from the Fund under the Management Agreement. No expenses were waived under the Expense Limitation Agreement, and no prior expenses waived by the Manager under the Expense Limitation Agreement were recouped during the period.

For the fiscal year ended December 31, 2012, Davis received $1,664,310 for subadvisory services to the Fund. If the T. Rowe Price Agreement had been in effect during the same period, T. Rowe Price would have received $1,869,418 for subadvisory services to the Fund. This amount would have been approximately 112% of the amount received by Davis for the same period. The higher subadvisory fee rate payable under the T. Rowe Price Agreement will not increase the fees and expenses expected to be paid by the Fund’s shareholders.

Board Consideration of the T. Rowe Price Agreement

At the in-person meeting held on September 11, 2013, the Board considered the Manager’s recommendation that T. Rowe Price replace Davis as the Fund’s subadviser. At the meeting, the Board reviewed materials furnished by the Manager pertaining to T. Rowe Price and the T. Rowe Price Agreement and unanimously approved the T. Rowe Price Agreement, which became effective as to the Fund November 15, 2013.

The Manager, as investment manager of all of the outstanding series of the Trust, is charged with researching and recommending subadvisers for the Trust. The Manager has adopted policies and procedures to assist it in analyzing each subadviser with expertise in a particular asset class for purposes of making the recommendation that a specific subadviser be selected. The Board reviews and considers the information provided by the Manager in deciding which investment advisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Manager to monitor and evaluate the investment performance and other responsibilities of the subadviser. As part of its ongoing obligation to monitor and evaluate the performance of the Fund’s subadviser, the Manager reviewed and evaluated Davis’s management of the Fund, with a focus on the Fund’s investment performance in relation to its benchmark.

The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the T. Rowe Price Agreement for the Fund in light of its experience in governing the Trust and working with the Manager and the subadvisers on matters relating to the mutual funds that are outstanding series of the Trust. The independent Trustees are those Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act, and are not employees of or affiliated with the Fund, the Manager, Davis or T. Rowe Price. At least annually, the Board receives from experienced counsel who are independent of the Manager a memorandum discussing the legal standards for the Board’s consideration of proposed investment advisory or subadvisory agreements. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the T. Rowe Price Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board approved the termination of the Davis Agreement and determined that the T. Rowe Price Agreement was reasonable and in the best interests of the Fund, and approved T. Rowe Price as the Fund’s new subadviser. The Board’s decision to approve the T. Rowe Price Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements. In reaching this decision, the Board did not assign relative weights to factors discussed herein, or deem any one or group of them to be controlling in and of themselves.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment managers and subadvisers and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.

(1) The nature, extent, and quality of services provided by the Subadviser. In deciding to approve T. Rowe Price, the Board considered the reputation, financial strength and resources of T. Rowe Price, and the experience and reputation of its portfolio management team to be involved with the Fund. The Board also considered T. Rowe Price’s investment philosophy and process, particularly in the balanced funds area. The Board also considered the fact that Davis had managed the Fund as a large-cap value fund, whereas T. Rowe Price will manage the Fund as a balanced fund, with investments divided between equity, fixed income and other securities. In connection with the subadviser change, the investment objective of the Fund will change from “seeks long-term growth of capital,” to “seeks long-term capital appreciation with preservation of capital as an important intermediate-term objective.” The Board determined that, based upon the Manager’s report, the proposed change to T. Rowe Price as the subadviser likely would benefit the Fund and its shareholders.

In reviewing various other matters, the Board concluded that T. Rowe Price was a recognized firm capable of competently managing the Fund; that the nature, extent and quality of services that T. Rowe Price could provide were at a level at least equal to the services provided by Davis; that the services contemplated by the T. Rowe Price Agreement are substantially the same as those provided under the Davis Agreement; that the T. Rowe Price Agreement contains provisions generally comparable to those of other subadvisory agreements for other mutual funds; that T. Rowe Price is staffed with qualified personnel and has significant research capabilities; and that the investment performance of T. Rowe Price in managing a similar fund, as discussed below, is at least satisfactory.

(2) The investment performance of T. Rowe Price. The Board received information about the performance of T. Rowe Price in managing a balanced fund that is generally comparable to the Fund. The performance information, which covered the ten years ending June 30, 2013, included returns, risk, tracking error, performance versus a benchmark (a 60%/40% composite of the S&P 500 and Barclay’s Aggregate Index) and performance rankings relative to a peer group of comparable funds. The Board noted, for example, that, while past performance is not a guarantee of future results, the T. Rowe Price-managed fund (which has been managed by personnel and pursuant to the process which will be used for the Fund) significantly outperformed the Fund and the benchmark over the two-, three-, five-, seven- and ten-year periods ended June 30, 2013.

(3) The costs of services to be provided and profits to be realized by T. Rowe Price from its relationship with the Fund. The Board compared the fee schedule in the T. Rowe Price Agreement to the fee schedule in the Davis Agreement. The Board noted that the fee schedules in both agreements require that the Manager pay the subadviser an annual fee on average daily net assets, as set forth under “Information Concerning the T. Rowe Price Agreement,” above. The Board noted that the fee schedule in the T. Rowe Price Agreement was the result of arm’s-length negotiation between the Manager and T. Rowe Price. The Manager also reported that the Fund’s total expense ratio (which includes management fees and operating expenses) was in the 63rd percentile in the category of balanced funds. Based upon its review, the Board concluded that the fees proposed to be paid to T. Rowe Price were reasonable. As of September 11, 2013, T. Rowe Price had not begun to act as subadviser to the Fund, and therefore no estimated profitability information for acting as subadviser to the Fund was received.

(4) and (5) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale. The Board noted that the fee schedule in the T. Rowe Price Agreement contains breakpoints that reduce the fee rate as assets grow, as described under “Information Concerning the T. Rowe Price Agreement,” above. The Board also noted that the Fund had approximately $421 million in net assets at December 31, 2012. The Board considered the possibility that T. Rowe Price, or the Manager, may realize certain economies of scale as the Fund grows larger. The Board noted that in the fund industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints, if any, apply. Depending on the age, size, and other characteristics of a particular fund and its manager’s cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the advisory agreements for many funds do not have breakpoints at all.

The Trustees also noted that the fee schedule for the Fund in the Management Agreement does not contain breakpoints, and that Manager has agreed to reduce its Management Fee, as described under “Allianz Investment Management LLC (the “Manager”),” above. Manager also has agreed to “cap” the Fund’s expenses at certain levels, which could have the effect of reducing expenses as does the advisory/subadvisory fee breakpoints. The Manager has committed to continue to consider the continuation of fee “caps” and/or additional advisory/subadvisory fee breakpoints as the Fund grows larger. The Board receives quarterly reports on the level of Fund assets. The Board expects to consider whether or not to reapprove the T. Rowe Price Agreement at a meeting to be held prior to December 31, 2014, and will at that time, or prior thereto, consider: (a) the extent to which economies of scale can be realized, and (b) whether the subadvisory fee schedule should be modified to reflect such economies of scale, if any.

Having taken these factors into account, the Trustees concluded that the fee schedule in the T. Rowe Price Agreement was acceptable.

Brokerage Transactions

During the fiscal year ended December 31, 2012, the Fund paid aggregate brokerage fees of $119,672.

Affiliated Brokerage Commissions

During the fiscal year ended December 31, 2012, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Fund, the Manager, or the subadviser.

RECORD OF OUTSTANDING SHARES

The number of shares of the Fund outstanding at the close of business on December 6, 2013, is listed in the table below.

The officers and trustees of the Trust cannot directly own shares of the Fund and they cannot beneficially own shares of the Fund unless they purchase Contracts issued by Allianz. At December 6, 2013, the officers and trustees of the Trust as a group beneficially owned less than one percent of the outstanding shares of the Fund.

To the best knowledge of the Fund, no person other than Allianz owned, of record or beneficially, 5% or more of the outstanding shares of the Fund at December 6, 2013. Information relating to direct ownership in the Fund by Allianz is provided below:

	At December 6, 2013
Fund	Shares Outstanding	Allianz Life Insurance Company of North America (Shares / Percent of Shares Outstanding)	Allianz Life Insurance Company of New York (Shares / Percent of Shares Outstanding)
AZL T. Rowe Price Capital Appreciation Fund	33,087,956	31,707,140 / 95.8%	1,337,037 / 4.0%

REPORTS AVAILABLE

Upon request, the Fund will furnish to Contract owners, without charge, a copy of its most recent annual report to shareholders and semi-annual report to shareholders. Such requests should be directed to Allianz VIP Trust, 3435 Stelzer Road, Columbus, Ohio 43219, if made by mail, and to 800-624-0197, if made by telephone.

To reduce expenses, only one copy of this Information Statement or the Trust’s annual report and semi-annual report, if available, may be mailed to households, even if more than one person in a household is a shareholder. To request additional copies of this information statement or the annual report or semi-annual report, or if you have received multiple copies but prefer to receive only one copy per household, please call the Trust at the above telephone number. If you do not want the mailing of these documents to be combined with those for other members of your household in the future, please contact the Trust at the above address or phone number.

SHAREHOLDER PROPOSALS

The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.